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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
United Artists Theatre Company:

        We consent to the use of our report dated February 8, 2002, with respect to the consolidated balance sheets of United Artists Theatre Company ("Reorganized Company") as of January 3, 2002 and of United Artists Theatre Company ("Predecessor Company") as of December 28, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income and cash flows for the forty-four weeks ended January 3, 2002 (Reorganized Period) and for the nine weeks ended March 1, 2001 and for the year ended December 28, 2000 (Predecessor Periods) included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        The report of KPMG LLP contains an explanatory paragraph that states that effective March 1, 2001, United Artists Theatre Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a reorganization plan, which was confirmed by the Bankruptcy Court on January 22, 2001. In accordance with AICPA Statement of Position 90-7, the Company adopted fresh start reporting whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of March 1, 2001. As a result, the consolidated financial statements for the periods subsequent to March 1, 2001 reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

/s/ KPMG LLP

Denver, Colorado
May 7, 2002

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Exhibit 23.2